Exhibit 99.1

Cirrus Logic Reports 23 Percent Sequential Revenue Growth in Fiscal Q2; Audio and Video Product Sales Increase, Balance Sheet Strengthens

    AUSTIN, Texas--(BUSINESS WIRE)--Oct. 22, 2003--Cirrus Logic, Inc. (NASDAQ:CRUS) today announced financial results for the second quarter of fiscal 2004, ended Sept. 27, 2003.
    The company reported second quarter revenue of $50.1 million, up 23 percent from $40.7 million reported in the first quarter. Second quarter gross margins were 51.9 percent, up from 48.5 percent in the first quarter. Second quarter combined research and development and selling, general and administrative expenses were $32.6 million, an improvement from $33.2 million in the prior quarter. Included in these second quarter expenses were $1.1 million related to legal expenses associated with a recently settled lawsuit with Western Digital Corporation and amortization of acquisition-related deferred compensation.
    Net income in the second quarter was $21.1 million, or $0.25 per share, compared with a net loss of $24.3 million, or a loss of $0.29 per share, in the first quarter. The second quarter net income included benefits of $31.7 million resulting from favorable patent infringement litigation settlements with nVidia Corporation and ATI Technologies totaling $14.4 million, net of expenses; $10.1 million associated with a realized gain on the sale of marketable securities and a related payment from SigmaTel; and a $7.2 million income tax benefit due to the release of a reserve following the expiration of the statute of limitations. The second quarter results also included amortization of acquisition-related intangibles totaling $3.8 million and a restructuring charge of $0.4 million.
    Total cash at the end of the second quarter increased to $127.3 million, compared with $115.5 million at the end of the first quarter. Total cash increased primarily due to $20.8 million from one-time events, including the nVidia settlement, the SigmaTel transaction, and cash received from the sale of assets to ChipPAC.
    "Revenue from both our audio and video product lines grew in the second quarter. Revenue from our audio products, which represented 84 percent of total revenue, increased 13 percent in the quarter, as customers replenished inventories and introduced new products incorporating our chips. Revenue from our video product line increased to $8.1 million from $3.0 million in the prior quarter, with our digital video encoding products for DVD recorder applications contributing strongly to our sales growth," said David D. French, president and CEO of Cirrus Logic, Inc.
    "During the second quarter, we strengthened our consumer audio position by demonstrating at the CEDIA Expo production-ready Dolby Pro Logic(R) IIx audio digital signal processors. Leading audio system companies, including Harman Kardon and Marantz, were the first to announce plans to introduce new products implementing the new Dolby Pro Logic IIx standard using our chips.
    "After beginning shipments two quarters ago, we have quickly gained market share in the high-growth DVD recording semiconductor market. Our digital video encoding and decoding chips are enabling mass-market DVD recorders in time for this year's holiday sales period. Earlier this month, we launched our newest family of encoding chips, which allows consumers to record home video content from their camcorders onto DVD disks at lower cost," said French.
    "We are working with OEMs to shorten time to market, improve supply chain dependability, rapidly reduce costs as drive technology matures, and provide a roadmap of software compatible product upgrades. Collaboration with a wide array of drive manufacturers is essential to achieving these goals. At the Hong Kong Electronics Fair earlier this month, we were pleased to show progress with several high-quality drive manufacturers, including AccessTech, Behavior Technology Corporation (BTC), BenQ, Digital Video Systems (DVS), M.E.T Technology, NEC, Philips, and Ricoh, in demonstrating the interoperability of their drives with our DVD recording reference platform," said French.
    Leading manufacturer BenQ recently announced that it is using Cirrus Logic chips in its first single-board DVD recorder, which it expects will accelerate system cost reduction. It will sample the new DVD recorder this month and expects to begin volume production in the first quarter of calendar 2004.
    "Reducing system cost in collaboration with other industry participants is essential to expanding the DVD recorder market. These collaborative efforts are helping to bring the industry close to the $300 retail price point, which we expect to be a major stimulus to consumer demand of DVD recording products. Further integration, such as the single-board recorder platform, is likely to facilitate retail prices below $200 by the end of calendar 2004, further expanding demand," said French.

    Outlook and Guidance

    "Although December quarter revenues for semiconductors targeted towards end consumers in North America are often flat with, or slightly down from September levels, we believe our product and design momentum in exciting, high-growth markets will enable us to continue to grow in the December quarter," said French.
    "In addition, we continue to focus our development activities. In the current quarter, we have already made targeted headcount reductions that should allow us to sequentially reduce combined R&D and SG&A expenses for the seventh consecutive quarter. As we complete the shift of development resources from standalone DVD players towards recording applications, we expect to further reduce operating expenses by the March quarter."

    Third Quarter FY04 (ending Dec. 27, 2003)

    --  Revenue is expected to be $53 million to $56 million.

    --  Gross margins are expected to be 50 percent to 52 percent.

    -- Combined R&D and SG&A expenses are expected to total $31 million to $33 million.

    -- Total cash at the end of the third quarter is expected to be in the range of $172 million to $177 million, an increase of $45 million to $50 million, and reflects the receipt earlier this month of $9 million from the settlement with ATI Technologies recorded in the second quarter and $45 million for the previously announced litigation settlement with Western Digital Corporation.

    Conference Call

    Cirrus Logic management will hold a conference call to discuss these results today, Oct. 22, at 4 p.m. Central Time. Those wishing to join should dial (617) 847-8707 (pass code: Cirrus Logic) at approximately 3:50 p.m. Central Time. A replay of the call will be available starting one hour after the completion of the call until Oct. 29, 2003. To access the replay, dial (617) 801-6888 (pass code:
83104155). A live web cast of the conference call will also be available via the company's web site at www.cirrus.com.

    Upcoming Investor Conferences

    Cirrus Logic management will be presenting at the AeA Classic Financial Conference in San Diego on Nov. 3-4, the Lehman Brothers 2003 Semiconductor and Computer Systems Conference in San Francisco on Nov. 19, the Pacific Growth Equities Bus Tour in the Bay Area on Dec. 2, and the Needham Conference in New York on Jan. 6-8. Those wishing to listen to management's presentations can hear a live and/or an archived web cast via the company's web site at www.cirrus.com.

    Cirrus Logic, Inc.

    Cirrus Logic is a premier supplier of high-performance analog, mixed-signal and digital processing solutions for consumer entertainment electronics, automotive entertainment and industrial product applications. Building on its global market leadership in audio ICs and its rich mixed-signal patent portfolio, Cirrus Logic targets audio, video and precision mixed-signal applications in these growing markets. The company operates from headquarters in Austin, Texas, with offices in California, Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Safe Harbor Statement

    Except for historical information contained herein, the matters set forth in this news release, including our estimates of third fiscal quarter revenues, combined research and development and selling, general and administrative expense levels, gross margin and cash levels, expectations regarding our revenue growth opportunities, including the introduction of new products by other companies containing our components during the third quarter of fiscal 2004 and calendar 2004, our anticipated reduction in operating expenses and our estimates regarding future retail prices, are forward-looking statements. These forward-looking statements are based on our current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the following: overall conditions in the semiconductor market; the expansion of the consumer digital entertainment electronics market; our ability to introduce new products on a timely basis and to deliver products that perform as anticipated; risks associated with international sales and international operations; the level of orders and shipments during the third fiscal quarter of 2004, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; our expectations regarding our potential cost savings and the benefits of the ChipPAC outsourcing transaction, as well as a successful transition of this outsourcing; pricing pressures; hardware or software deficiencies; a shortage of manufacturing capacity; our ability to make continued substantial investments in research and development; foreign currency fluctuations; the retention of key employees; the impact of restructuring and other costs, such as work force reductions and facility consolidations; asset impairment charges; and the risk factors listed in our Form 10-K for the year ended March 29, 2003, and in other filings with the Securities and Exchange Commission. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
    Cirrus Logic and Cirrus are trademarks of Cirrus Logic, Inc. All other product names noted herein may be trademarks of their respective holders.

    Summary financial data follows:



                          CIRRUS LOGIC, INC.
            CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                             (unaudited)
                (in thousands, except per share data)



                                                Quarter Ended
                                         -----------------------------
                                         Sep. 27,  Jun. 28,  Sep. 28,
                                           2003      2003      2002
                                          --------  --------  --------

Net sales                                $ 50,130  $ 40,724  $ 73,314

Costs and expenses:
  Cost of sales                            24,132    20,989    37,227
  Research and development                 20,427    20,646    25,955
  Selling, general and administrative      12,203    12,517    19,939
  Restructuring and other costs               395     7,640     3,102
  Amortization of acquired intangibles      3,778     3,778     4,661
  Patent infringement settlements, net    (14,402)        -         -
                                          --------  --------  --------
       Total costs and expenses            46,533    65,570    90,884
                                          --------  --------  --------

Income (loss) from operations               3,597   (24,846)  (17,570)

Realized gain (loss) on marketable
 equity securities                         10,080         -      (947)
Interest income and (expense), net            247       623       541
Other income (expense), net                     8       (73)     (354)
                                          --------  --------  --------
Income (loss) before income taxes and
 loss from discontinued operations         13,932   (24,296)  (18,330)
Provision (benefit) for income taxes       (7,122)       21        29
                                          --------  --------  --------

Income (loss) from continuing operations   21,054   (24,317)  (18,359)

Loss from discontinued operations               -         -         -
                                          --------  --------  --------

Net income (loss)                        $ 21,054  $(24,317) $(18,359)
                                          ========  ========  ========

Basic income (loss) per share:
  From continuing operations             $   0.25  $  (0.29) $  (0.22)
  Discontinued operations                       -         -         -
                                          --------  --------  --------
                                         $   0.25  $  (0.29) $  (0.22)
                                          ========  ========  ========

Diluted income (loss) per share:
  From continuing operations             $   0.25  $  (0.29) $  (0.22)
  Discontinued operations                       -         -         -
                                          --------  --------  --------
                                         $   0.25  $  (0.29) $  (0.22)
                                          ========  ========  ========


  Basic weighted average common shares
   outstanding                             83,946    83,763    83,413
  Diluted weighted average common shares
   outstanding                             85,556    83,763    83,413



                          CIRRUS LOGIC, INC.
            CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                             (unaudited)
                (in thousands, except per share data)


                                                     Six Months Ended
                                                    ------------------
                                                    Sep. 27,  Sep. 28,
                                                      2003      2002
                                                    --------  --------

Net sales                                          $ 90,854  $149,338

Costs and expenses:
  Cost of sales                                      45,121    74,618
  Research and development                           41,073    53,918
  Selling, general and administrative                24,720    40,410
  Restructuring and other costs                       8,035     5,187
  Amortization of acquired intangibles                7,556     9,347
  Patent infringement settlements, net              (14,402)        -
                                                    --------  --------
       Total costs and expenses                     112,103   183,480
                                                    --------  --------

Income (loss) from operations                       (21,249)  (34,142)

Realized gain on marketable equity securities        10,080       453
Interest income and (expense), net                      870     1,281
Other income (expense), net                             (65)     (280)
                                                    --------  --------
Income (loss) before income taxes and loss from
 discontinued operations                            (10,364)  (32,688)
Provision (benefit) for income taxes                 (7,101)       58
                                                    --------  --------

Income (loss) from continuing operations             (3,263)  (32,746)

Loss from discontinued operations                         -    (1,452)
                                                    --------  --------

Net income (loss)                                  $ (3,263) $(34,198)
                                                    ========  ========

Basic income (loss) per share:
  From continuing operations                       $  (0.04) $  (0.39)
  Discontinued operations                                 -     (0.02)
                                                    --------  --------
                                                   $  (0.04) $  (0.41)
                                                    ========  ========

Diluted income (loss) per share:
  From continuing operations                       $  (0.04) $  (0.39)
  Discontinued operations                                 -     (0.02)
                                                    --------  --------
                                                   $  (0.04) $  (0.41)
                                                    ========  ========


  Basic weighted average common shares outstanding   83,855    83,215
  Diluted weighted average common shares
   outstanding                                       83,855    83,215




                          CIRRUS LOGIC, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEET
                      (in thousands; unaudited)


                                       Sep. 27,   Jun. 28,   Sep. 28,
                                         2003       2003       2002
                                       ---------  ---------  ---------
ASSETS
Current assets
   Cash and cash equivalents          $ 119,059  $ 103,667  $ 114,332
   Restricted cash                        8,265     11,844     12,807
   Marketable equity securities           1,654        754        526
   Accounts receivable, net              21,860     23,627     35,011
   Inventories                           25,130     21,185     28,752
   Other current assets                  19,243     10,617     16,246
                                       ---------  ---------  ---------
       Total Current Assets             195,211    171,694    207,674

Property and equipment, net              25,317     26,987     36,685
Goodwill and intangibles, net            37,035     34,082    183,300
Other assets                              5,220      5,895      4,932
                                       ---------  ---------  ---------
    Total Assets                      $ 262,783  $ 238,658  $ 432,591
                                       =========  =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable and accrued
    liabilities                       $  53,342  $  43,900  $  57,658
   Current maturities of long-term
    debt and capital lease obligations        -          -        141
   Income taxes payable                  30,319     37,531     41,530
                                       ---------  ---------  ---------
      Total Current Liabilities          83,661     81,431     99,329

Long-term obligations                    16,587     17,077      5,809

Minority interest in eMicro                   -          -        599

Stockholders' equity:
   Capital stock                        869,238    868,827    866,531
   Accumulated deficit                 (707,175)  (728,229)  (538,897)
   Accumulated other comprehensive
    income (loss)                           472       (448)      (780)
                                       ---------  ---------  ---------
       Total Stockholders' Equity       162,535    140,150    326,854
                                       ---------  ---------  ---------
           Total Liabilities and
            Stockholders' Equity      $ 262,783  $ 238,658  $ 432,591
                                       =========  =========  =========

    CONTACT: Stapleton Communications Inc.
             Mary McGowan, 650-470-0200
             mary@stapleton.com